Exhibit 4.11

ISIN: ZAE000043485

ORDINARY SHARES

JSE CODE ANG

CERTIFICATE NUMBER	TRANSFER NUMBER	CODE	ACCOUNT NUMBER	DATE	NUMBER OF SHARES

ANGLOGOLD ASHANTI LIMITED

Registration Number 1944/017354/06

(Incorporated in the Republic of South Africa)

Registered Office – 76 Jeppe Street, Johannesburg 2001, (P O Box 62117, Marshalltown 2107) South Africa

OFFICES

Australia
Level 13, St Martins Tower
44 St George's Terrace
Perth, WA 6000
(P O Box Z5046, Perth, WA 6831) Australia

United States of America
AngloGold Americas Inc.
445 Park Avenue, 9th Floor, Suite 950
New York, NY 10022
United States of America

United Kingdom Secretaries
St James's Corporate Services Limited
6 St James's Place
London SW1A 1NP, England

SHARE REGISTRARS

South Africa
Computershare Investor Services (Pty) Ltd
Ground Floor, 70 Marshall Street, Johannesburg 2001
(P O Box 61051, Marshalltown 2107), South Africa

United Kingdom
Computershare Investor Services PLC
P O Box 82, The Pavilions
Bridgwater Road, Bristol BS99 7NH, England

Australia
Computershare Investor Services Pty Limited
Level 2, 45 St George's Terrace, Perth, WA 6000
(GPO Box D182, Perth, WA 6840), Australia

Ghana
NTHC Limited
Martco House, Off Kwame Nkrumah Avenue
P O Box K1A 9563 Airport, Accra, Ghana

This is to certify that the undermentioned is the registered holder of fully paid ordinary shares in the above-named Company as shown herein, subject to the memorandum and articles of association of the Company.

NAME AND ADDRESS OF MEMBER

NUMBER OF SHARES OF 25 CENTS EACH

SPECIMEN

DIRECTORS

Given on behalf of the Company at
Johannesburg on the date written above.

No transfer of any portion of this holding can
be registered without the production of this certificate.

COMPUTERSHARE INVESTOR SERVICES (PTY) LTD
Registration Number 2004/003647/07

Share Registrars

2558